Woodward Reports Second Quarter and Six-Month Fiscal Year 2013 Results

FORT COLLINS, CO -- (Marketwire - April 22, 2013) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its second quarter of fiscal year 2013. (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal 2013 Highlights

  Net sales for the second quarter of 2013 were $485.5 million, including the Duarte business acquisition, compared to $468.8 million in the second quarter of last year, an increase of 4 percent.

  Earnings per share were $0.61 in the second quarter of 2013 compared to $0.55 in the second quarter of last year.

  Total EBIT(1) for the quarter was $57.3 million compared to $60.5 million in the second quarter of the prior year, a decrease of 5 percent.

  Free cash flow(2) for the first half of 2013 was $45.8 million, an increase of $64.1 million from a negative free cash flow of $18.3 million in the first half of the prior year.

"Sales this quarter reflect a mixture of strength in commercial aerospace and natural gas, offset by higher than anticipated weakness in wind turbine converter sales," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Volatile energy policies coupled with global economic softness resulted in first half sales challenges."

Net sales for the 2013 second quarter were $485.5 million compared to $468.8 million for the 2012 second quarter, an increase of 4 percent. Organic net sales were $450.4 million for the 2013 second quarter, a decrease of 4 percent largely due to a significant decrease in sales in our wind business.

EBIT was $57.3 million for the second quarter of 2013 compared to $60.5 million for the second quarter of 2012. The current quarter EBIT was primarily impacted by lower Energy segment sales, partially offset by higher Aerospace segment sales, increased pricing across both our segments, and decreased research and development costs.

Net earnings for the 2013 second quarter were $42.4 million or $0.61 per share compared to $38.8 million, or $0.55 per share in the 2012 second quarter. Excluding the favorable $0.07 per share impact of the fiscal 2012 portion of the retroactive reinstatement of the U.S. research and experimentation credit, net earnings were $0.54 per share.

Quarterly Segment Results

Aerospace
Aerospace net sales for the second quarter of fiscal 2013 were $270.5 million, an increase of 21 percent from $224.3 million for the second quarter a year ago. Organic net sales for Aerospace were $235.4 million, an increase of 5 percent from the prior year second quarter. Segment earnings for the second quarter of 2013 were $41.2 million compared to $33.7 million for the same quarter a year ago, an increase of 22 percent. Segment earnings as a percent of segment net sales were 15.2 percent this quarter compared to 15.0 percent in the same quarter of the prior year. The Duarte acquisition was slightly accretive to second quarter earnings, as projected.

The sales increase was due to strong commercial OEM sales and military aftermarket sales. Segment earnings were positively impacted by the higher sales volumes and lower investments in research and development.

Energy
Energy net sales for the second quarter of 2013 were $215.0 million, a decrease of 12 percent from $244.5 million for last year's second quarter. Segment earnings for the second quarter were $24.2 million compared to $34.3 million for last year's second quarter. Segment earnings as a percent of segment net sales were 11.3 percent this quarter compared to 14.0 percent in the same quarter of the prior year.

Wind turbine converter sales for the second quarter of 2013 declined approximately $30 million over the same period last year. Of this decrease, a portion relates to the impact of the anticipated expiration of the U.S. production tax credit in calendar year 2012. The balance of the decline was unanticipated and reflects general uncertainty with respect to investments in large wind projects. Additionally, softness in other reciprocating engine and industrial turbine systems sales was partially offset by strong sales of compressed natural gas systems. Segment earnings were primarily impacted by the decreased wind turbine converter sales volume partially offset by increased pricing and favorable product mix.

Nonsegment

Nonsegment expenses totaled $8.2 million for the second quarter of 2013, compared to $7.5 million for the same quarter last year. Nonsegment expenses were 1.7 percent of consolidated net sales for the second quarter of 2013, up from 1.6 percent of consolidated net sales for the same quarter of the prior year.

Year-to-Date Results

Net sales for the first six months of 2013 were $893.9 million, an increase of 2 percent from $876.7 million from the six-month period last year. Organic sales were $858.8 million for the first six months of 2013, a decrease of 2 percent. Wind turbine converter sales in the first six months of 2013 decreased approximately $40 million compared to the first six months of 2012. Net earnings for the first six months of 2013 were $69.8 million, or $1.00 per share, compared with $67.2 million, or $0.95 per share, in the same period last year. Excluding the favorable $0.07 per share impact of the fiscal 2012 portion of the retroactive reinstatement of the U.S. research and experimentation credit, net earnings for the first six months of 2013 were $0.93 per share.

Year-to-date EBIT was $102.2 million compared to $106.9 million in the same period of the prior year, a decrease of 4 percent.

Cash Flow and Financial Position

Net cash generated from operating activities was $93.0 million for the first six months of 2013, compared to $12.2 million for the same period of the prior year, primarily the result of reduced receivables and operational improvements that lowered inventory requirements. Free cash flow for the first six months of 2013 was $45.8 million compared to a negative free cash flow of $18.3 million for the first six months of 2012, an increase of $64.1 million. Payments for property, plant, and equipment for the first six months of 2013 were $47.2 million compared with $30.5 million for the same period of the prior year.

Total debt was $555.1 million at March 31, 2013 compared to $392.2 million at September 30, 2012. The ratio of debt to debt-plus-equity was 34.2 percent at March 31, 2013 compared to 28.0 percent at September 30, 2012.

The effective tax rate this quarter was 15.7 percent compared to 28.3 percent for the second quarter of the prior year. The decrease in income tax rate was primarily due to the impact of the reinstatement of the U.S. research and experimentation credit. Excluding the impact of the fiscal 2012 portion of the retroactive reinstatement, the tax rate for the second quarter of 2013 would have been approximately 26 percent.

Outlook

"Based on our first half results and the uncertain global economy, our outlook range is as follows," said Mr. Gendron. "We believe fiscal 2013 sales will be between $1.9 billion and $2.0 billion, and earnings per share will be between $2.22 and $2.35 per share for fiscal 2013."

Non- U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

(1) EBIT is defined as net earnings before interest and taxes.
(2) Free cash flow is derived from net cash provided by operating activities less payments for property, plant, and equipment.

Conference Call
Woodward will hold an investor conference call at 4:30 p.m. EDT, April 22, 2013 to provide an overview of the financial performance for the second quarter, business highlights, and outlook for fiscal 2013. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-802-4364 (domestic) or 1-703-639-1325 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1609981. An audio replay will be available by telephone from 7:30 p.m. EDT on April 22, 2013 until 11:59 p.m. EDT on April 27, 2013. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1609981.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in the commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company's innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.Facebook.com/woodwardinc.

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, or other prolonged unfavorable economic and other industry conditions; Woodward's ability to obtain financing, on acceptable terms or at all; Woodward's long sales cycle and implementation period of some of our products and services; Woodward's ability to implement and realize the intended effects of restructuring efforts; Woodward's ability to successfully manage competitive factors; Woodward's ability to manage expenses while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; the success of, or expenses associated with, Woodward's product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements and ability to operate its business and pursue its business strategies in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results or changes in domestic and international tax statutes; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; the geographical location of a significant portion of our Aerospace business in California, which historically has been susceptible to natural disasters; Woodward's ability to successfully manage regulatory, tax and legal matters; liabilities that may result from legal and regulatory proceedings, inquiries, or investigations by private or U.S. Government persons or entities; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses, and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2012 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                            Three-Months Ended         Six-Months Ended
                                 March 31,                 March 31,
                         ------------------------  ------------------------
(Unaudited - in
 thousands except per
 share amounts)              2013         2012         2013         2012
                         -----------  -----------  -----------  -----------

Net sales                $   485,513  $   468,793  $   893,852  $   876,689
                         -----------  -----------  -----------  -----------
Costs and expenses:
  Cost of goods sold         348,100      322,492      637,673      606,902
  Selling, general, and
   administrative
   expenses                   37,206       40,788       73,624       79,358
  Research and
   development costs          34,000       37,445       64,018       68,239
  Amortization of
   intangible assets           9,813        8,294       17,480       16,552
  Interest expense             7,017        6,552       13,473       12,860
  Interest income                (69)         (84)        (137)        (210)
  Other (income)
   expense, net                 (890)        (732)      (1,152)      (1,226)
                         -----------  -----------  -----------  -----------
Total costs and expenses     435,177      414,755      804,979      782,475
                         -----------  -----------  -----------  -----------
Earnings before income
 taxes                        50,336       54,038       88,873       94,214
Income taxes                   7,890       15,287       19,059       27,046
                         -----------  -----------  -----------  -----------
Net earnings             $    42,446  $    38,751  $    69,814  $    67,168
                         ===========  ===========  ===========  ===========

Earnings per share
 amounts:
Basic earnings per share $      0.62  $      0.56  $      1.02  $      0.97
Diluted earnings per
 share                   $      0.61  $      0.55  $      1.00  $      0.95
                         ===========  ===========  ===========  ===========
Weighted average common
 shares outstanding:
Basic                         68,737       69,077       68,597       68,998
Diluted                       69,935       70,624       69,831       70,504
                         ===========  ===========  ===========  ===========
Cash dividends per share
 paid to Woodward common
 stockholders            $      0.08  $      0.08  $      0.16  $      0.15
                         ===========  ===========  ===========  ===========

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  March 31,    September 30,
(Unaudited - in thousands)                           2013           2012
                                                -------------  -------------

Assets
  Current assets:
    Cash and cash equivalents                   $      54,658  $      61,829
    Accounts receivable                               343,735        354,386
    Inventories                                       451,730        398,229
    Income taxes receivable                             5,549          7,485
    Deferred income tax assets                         41,583         40,277
    Other current assets                               38,647         41,271
                                                -------------  -------------
      Total current assets                            935,902        903,477
  Property, plant, and equipment - net                270,913        234,505
  Goodwill                                            547,987        461,374
  Intangible assets - net                             297,215        235,563
  Deferred income tax assets                            8,703          9,129
  Other assets                                         43,846         15,916
                                                -------------  -------------
Total assets                                    $   2,104,566  $   1,859,964
                                                =============  =============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                       $       5,086  $         329
    Current portion of long-term debt                 100,000          7,500
    Accounts payable                                  143,500        124,914
    Income taxes payable                               13,707         14,141
    Deferred income tax liabilities                       800            800
    Accrued liabilities                               115,278        132,184
                                                -------------  -------------
      Total current liabilities                       378,371        279,868
  Long-term debt, less current portion                450,000        384,375
  Deferred income tax liabilities                      76,173         78,163
  Other liabilities                                   131,841        109,443
                                                -------------  -------------
  Total liabilities                                 1,036,385        851,849
  Stockholders' equity                              1,068,181      1,008,115
                                                -------------  -------------
Total liabilities and stockholders' equity      $   2,104,566  $   1,859,964
                                                =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Six-Months Ended
                                                         March 31,
                                               ----------------------------
(Unaudited - in thousands)                          2013           2012
                                               -------------  -------------
Net cash provided by operating activities      $      92,987  $      12,226
                                               -------------  -------------

Cash flows from investing activities:
Payments for property, plant, and equipment          (47,184)       (30,523)
Business acquisitions, net of cash acquired         (198,860)             -
Proceeds from sale of other assets                       320            215
                                               -------------  -------------
Net cash used in investing activities               (245,724)       (30,308)
                                               -------------  -------------

Cash flows from financing activities:
Cash dividends paid                                  (10,966)       (10,343)
Proceeds from sales of treasury stock                  6,533          5,118
Payments for repurchases of common stock             (17,144)       (14,312)
Excess tax benefits from stock compensation            4,397          3,680
Proceeds from the issuance of long-term debt         200,000              -
Payments of long-term debt                           (41,875)       (14,515)
Borrowings on revolving lines of credit and
 short-term borrowings                                40,072        141,375
Payments on revolving lines of credit and
 short-term borrowings                               (35,329)      (108,935)
Payment of debt financing costs                            -         (2,185)
                                               -------------  -------------
Net cash provided by (used in) financing
 activities                                          145,688           (117)
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                       (122)           (11)
                                               -------------  -------------
Net change in cash and cash equivalents               (7,171)       (18,210)
Cash and cash equivalents at beginning of
 period                                               61,829         74,539
                                               -------------  -------------
Cash and cash equivalents at end of period     $      54,658  $      56,329
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                  Three-Months Ended     Six-Months Ended
                                       March 31,             March 31,
                                 --------------------  --------------------
(Unaudited - in thousands)          2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------
Net sales:
Aerospace                        $ 270,493  $ 224,337  $ 481,882  $ 417,563
Energy                             215,020    244,456    411,970    459,126
                                 ---------  ---------  ---------  ---------
Total consolidated net sales     $ 485,513  $ 468,793  $ 893,852  $ 876,689
                                 =========  =========  =========  =========
Segment earnings*:
Aerospace                        $  41,223  $  33,681  $  72,791  $  60,741
As a percent of segment sales         15.2%      15.0%      15.1%      14.5%
Energy                              24,235     34,334     48,143     61,059
As a percent of segment sales         11.3%      14.0%      11.7%      13.3%
                                 ---------  ---------  ---------  ---------
Total segment earnings              65,458     68,015    120,934    121,800
Nonsegment expenses                 (8,174)    (7,509)   (18,725)   (14,936)
                                 ---------  ---------  ---------  ---------
EBIT                                57,284     60,506    102,209    106,864
Interest expense, net               (6,948)    (6,468)   (13,336)   (12,650)
                                 ---------  ---------  ---------  ---------
  Consolidated earnings before
   income taxes                  $  50,336  $  54,038  $  88,873  $  94,214
                                 =========  =========  =========  =========

Payments for property, plant and
 equipment                       $  17,290  $  13,269  $  47,184  $  30,523
Depreciation expense                10,139      9,513     20,412     19,682
                                 =========  =========  =========  =========
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

                                  Three-Months Ended     Six-Months Ended
                                       March 31,             March 31,
                                 --------------------  --------------------
(Unaudited - in thousands)          2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------
Net earnings                     $  42,446  $  38,751  $  69,814  $  67,168
Income taxes                         7,890     15,287     19,059     27,046
Interest expense                     7,017      6,552     13,473     12,860
Interest income                        (69)       (84)      (137)      (210)
                                 ---------  ---------  ---------  ---------
EBIT                                57,284     60,506    102,209    106,864
Amortization of intangible
 assets                              9,813      8,294     17,480     16,552
Depreciation expense                10,139      9,513     20,412     19,682
                                 ---------  ---------  ---------  ---------
EBITDA                           $  77,236  $  78,313  $ 140,101  $ 143,098
                                 =========  =========  =========  =========

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

                                  Three-Months Ended     Six-Months Ended
                                       March 31,             March 31,
                                 --------------------  --------------------
(Unaudited - in thousands)          2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------

Net cash provided by operating
 activities                      $  53,013  $   9,898  $  92,987  $  12,226
Payments for property, plant,
 and equipment                     (17,290)   (13,269)   (47,184)   (30,523)
                                 ---------  ---------  ---------  ---------
Free cash flow                   $  35,723  $  (3,371) $  45,803  $ (18,297)
                                 =========  =========  =========  =========

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058